Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2014 (September 9, 2014 as to Note 22), relating to the financial statements of The WhiteWave Foods Company and subsidiaries (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the allocations of expenses and debt from Dean Foods Company), appearing in the Current Report on Form 8-K of the WhiteWave Foods Company dated September 11, 2014, and our report dated February 28, 2014 relating to the effectiveness of The WhiteWave Foods Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of The WhiteWave Foods Company for the year ended December 31, 2013 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

September 9, 2014